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SYSTEMS INC.

Consultant Agreement

This Agreement is made effective as of January 2, 2002 by and between:

View Systems, Inc., of Baltimore, MD 21223, and

Russ Benefield of 3000 Chestnut Avenue, Suite 405A, Baltimore, MD 21211

In this Agreement, the party who is contracting to be receiving services shall be referred to as “View”, and the party who will be providing the services shall be referred to as “Benefield”.

Whereas Benefield has a background in corporate development, managing the public market, investor relations and public relations with expertise in start-ups and mergers and acquisitions.

View desires to have services provided by Benefield.

Therefore, the parties agree as follows:

          1.      DESCRIPTION OF SERVICES.   Benefield has been performing and shall perform the following services for View: corporate development and business consulting.

          2.      PERFORMANCE OF SERVICES.    The manner in which the Services are to be performed and the specific hours to be worked by Benefield shall be determined by Benefield. View will rely on Benefield to work as many hours as may be reasonably necessary to fulfill Benefield’s obligations under this Agreement. Benefield will report to the Chief Executive Oficer during this engagement.

          3.      PAYMENT.    View grants Benefield 480,000(1) shares of common stock and 250,000 shares for a sign up bonus and 500,000 (2) for performing the above duties. View agrees to register the these shares for resale. In addition, bonus shares may be received for milestone accomplishment such as new duties, effort above the call of duty and at the discresion of management.This registration obligation includes View’s obligation to (i) use its best efforts to register or qualify the shares acquired upon exercise of the warrants for offer or sale under state securities or blue sky laws of such jurisdictions as Benefield shall reasonably request and do any and all other acts and things which may be necessary or advisable to enable Benefield to consummate the proposed sale, transfer or other disposition of such securities in any jurisdiction; and (ii) furnish to Benefield any prospectus included in any such registration statement, and all amendments and supplements to such documents, in each case as soon as available and in such quantities as Benefield may from time to time reasonably request.

1  These shares are earned at a rate of 40,000 shares per month for each month of service and may be issued at Benefield's request or quarterly.
2  These shares are for miscellaneous expenses and work in process needs and will be registered as soon as practicable.

          4.      NEW PROJECT APPROVAL.     Benefield and View recognize that Benefield's Services will include working on various projects for View. Benefield shall obtain the approval of View prior to the commencement of a new project.

          5.      TERM/TERMINATION.     This Agreement may be terminated by either party upon 30 days notice to the other party.

          6.      RELATIONSHIP OF PARTIES.     It is understood by the parties that Benefield is an independent contractor with respect to View, and not an employee of View. View will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of Benefield.

          7.      DISCLOSURE.     Benefield is required to disclose any outside activities or interests, including ownership or participation in the development of prior inventions, that conflict or may conflict with the best interests of View. Prompt disclosure is required under this paragraph if the activity or interest is related, directly or indirectly, to:

-	a product or product line of View
-	a manufacturing process of View
-	a customer or potential customer of View
-	a product or system design of View
-	a distributor, reseller or OEM of View

          8.      INDEMNIFICATION.     Benefield agrees to indemnify and hold View harmless from all claims, losses, expenses, fees including attorney fees, costs, and judgments that may be asserted against View that result from the acts or omissions of Benefield, Benefield's employees, if any, and Benefield's agents.

          9.      ASSIGNMENT.     Benefield's obligations under this Agreement may not be assigned or transferred to any other person, firm, or corporation without the prior written consent of View.

          10.      NONSOLICITATION.    During the term of this Agreement, and for 12 months thereafter, Benefield shall not solicit or hire View's employees to work for it, nor shall he solicit View's customers to sell products substantially similar to View's products. During the term of this Agreement, and for 12 months thereafter, Benefield shall not compete, directly or indirectly with View, in producing, selling and distributing products that are substantially similar to View's products.

          11.      CONFIDENTIALITY.     View recognizes that Benefield has and will have the following information:

-	inventions
-	products
-	prices
-	costs
-	discounts
-	future plans
-	business affairs
-	trade secrets
-	technical information
-	customer lists
-	product design information
-	copyrights

and other proprietary information (collectively, “Information”) which are Benefielduable, special and unique assets of View and need to be protected from improper disclosure. In consideration for the disclosure of the Information, Benefield agrees that he will not at any time or in any manner, either directly or indirectly, use any Information for Benefield’s own benefit, or divulge, disclose, or communicate in any manner any Information to any third party without the prior written consent of View. Benefield will protect the Information and treat it as strictly confidential. A violation of this paragraph shall be a material violation of this Agreement.

          12.      UNAUTHORIZED DISCLOSURE OF INFORMATION.    If it appears that Benefield has disclosed (or has threatened to disclose) Information in violation of this Agreement, View shall be entitled to an injunction to restrain Benefield from disclosing, in whole or in part, such Information, or from providing any services to any party to whom such Information has been disclosed or may be disclosed.

          13.      CONFIDENTIALITY AFTER TERMINATION.     The confidentiality provisions of this Agreement shall remain in full force and effect after the termination of this Agreement.

          14.      RETURN OF RECORDS.    Upon termination of this Agreement, Benefield shall deliver all records, notes, data, memoranda, models, and equipment of any nature that are in Benefield's possession or under Benefield's control and that are View's property or relate to View's business.

          15.      NOTICES.    All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

IF for View:

View Systems, Inc.
Gunther Than, President
Or its Board of Directors

IF for Benefield:

Russ Benefield
3000 Chestnut Avenue, Suite 405A
Baltimore, Maryland 21211

Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

          16.      ENTIRE AGREEMENT.    This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

          17.      AMENDMENT.    This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

          18.      SEVERABILITY.    If any provision of this Agreement shall be held to be inBenefieldid or unenforceable for any reason, the remaining provisions shall continue to be Benefieldid and enforceable. If a court finds that any provision of this Agreement is inBenefieldid or unenforceable, but that by limiting such provision it would become Benefieldid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

          19.      WAIVER OF CONTRACTUAL RIGHT.    The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

          20.      APPLICABLE LAW.    This Agreement shall be governed by the laws of the State of Maryland.

Party receiving services:
View Systems, Inc.

By:	/s/ Gunther Than
Gunther Than President

Party providing services:

/s/ Russ Benefield
Corporate Development